EXHIBIT 5.1

October 20, 2015

M/s Sify Technologies Limited

Second Floor,

Tidel Park

No.4, Rajiv Gandhi Salai

Taramani

Chennai 601 113

Sub: Sify Technologies Limited — Registration of ASOP 2014 scheme in Form S-8

Dear Sirs:

I have acted as your Counsel in connection with the registration under the Securities Act of 1933, as amended, of up to 25 million Equity Shares par value Rs. 10/- per share (the -“Shares”), of Sify Technologies Limited, a Company with limited liability incorporated in India (“the Company”). Each of the Shares being so registered is represented by an American Depository Share. I have examined the registration statement on Form S-8, (“the Registration Statement”) to be filed by you with the United States Securities and Exchange Commission for the purpose of registering the shares in connection with the Associate Stock Option Plan 2014.

Strictly limited to India law, it is my opinion that the Shares have been duly authorized and when issued in connection with the Associate Stock Option Plan 2014 will be validly issued, fully paid and non-assessable.

I consent to the use of this opinion as an Exhibit to the Registration Statement.

Yours faithfully,

/s/ K. Ramesh

(K. RAMESH)